UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Consolidated-Tomoka Land Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 19, 2010, Consolidated-Tomoka Land Co. issued the following press release:

PRESS RELEASE
For Immediate Release

Date:	April 19, 2010
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Risk Metrics Group, PROXY Governance, INC., and Egan-Jones Announce Support for ALL of Consolidated-Tomoka
Shareholder Proposals

DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE Amex–CTO) stated today that the Company has received letters from David Winters of Wintergreen Advisers, LLC, dated April 7, 2010, and April 12, 2010 and that the Board is aware of Mr. Winters’ comments related to the Company’s 2010 Equity Incentive Plan.

As stated in our 2010 Proxy Statement for the Annual Meeting of Shareholders to be held on April 28, 2010, the Board believes that the Company has proposed for shareholder approval an equity plan that is in keeping with current best practices for most U.S. public companies and that provides for a number of alternative forms of equity compensation.  It was determined that the Board needed to retain flexibility as compensation trends develop over the anticipated ten-year term of the plan. The Compensation Committee retained Towers Watson (formerly Watson Wyatt) as an independent consultant to develop its compensation plans.  The Compensation Committee, comprised solely of independent directors, and the Board of Directors take their obligations with respect to the administration of compensation plans very seriously.

The proxy advisory firms—Risk Metrics, PROXY Governance, INC., and Egan-Jones--have issued their reports supporting all of the proposals in the Company’s proxy statement.

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Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and currently generates over $9 million annually before tax cash flow from its income property portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.